Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS FIRST QUARTER 2017 RESULTS
Company Increases Full-Year 2017 Guidance Including Universal American Acquisition

TAMPA, Fla. (May 3, 2017) - WellCare Health Plans, Inc. (NYSE: WCG) (“WellCare”) today reported results for the quarter ended March 31, 2017. As determined under generally accepted accounting principles (GAAP), net income for the first quarter of 2017 was $67.3 million, or $1.50 per diluted share. Adjusted net income for the first quarter of 2017 was $72.0 million, or $1.61 per diluted share.

“Our strong results in the first quarter of 2017 were fueled by growth across all three lines of business and reflect our continued focus on operational execution,” said Ken Burdick, WellCare’s chief executive officer. “We entered 2017 with momentum and are very pleased with the organic growth our Medicare businesses produced during the first quarter. We also launched our Nebraska Medicaid business and welcomed Care1st Arizona to the WellCare family of health plans at the beginning of this year. In the second quarter, we closed our acquisitions of Universal American and Phoenix Health Plan and began serving Medicaid beneficiaries statewide in Missouri.”

Key Metrics	1Q17	1Q16
Earnings per diluted share (EPS) (GAAP)	$1.50	$0.85
Adjusted EPS(1)	$1.61	$1.07
Net income margin (GAAP)	1.7%	1.1%
Adjusted net income margin(1)	1.8%	1.4%

Total Premium Revenue (GAAP) ($ millions)	$3,947.0	$3,536.0
Adjusted Premium Revenue(1) ($ millions)	$3,917.1	$3,450.7

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,584.2	$2,311.7
Adjusted Medicaid Health Plans(1)	$2,554.3	$2,226.4
Medicare Health Plans	$1,094.7	$974.1
Medicare Prescription Drug Plans (PDP)	$268.1	$250.2

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	89.4%	86.6%
Adjusted Medicaid Health Plans(1)	90.5%	89.9%
Medicare Health Plans	83.0%	84.6%
Medicare Prescription Drug Plans (PDP)	96.9%	94.3%

Selling, General and Administrative (SG&A) Ratio (GAAP)	7.7%	7.6%
Adjusted SG&A Ratio(1)	7.6%	7.3%
(1)Refer to the Basis of Presentation for a discussion of adjusted (non-GAAP) financial measures.

Key Highlights

•	GAAP and adjusted total premium revenue of $3.9 billion for the first quarter of 2017 increased 11.6 percent and 13.5 percent, respectively, compared with the first quarter of 2016.

•	GAAP and adjusted Medicaid Health Plans premium revenue of $2.6 billion for the first quarter of 2017 increased 11.8 percent and 14.7 percent, respectively, compared with the first quarter of 2016.

•	Medicare Health Plans premium revenue of $1.1 billion for the first quarter of 2017 increased 12.4 percent compared with the first quarter of 2016.

•	Medicare Health Plans MBR for the first quarter of 2017 decreased 160 basis points compared with the first quarter of 2016.

•	GAAP and adjusted net income margin for the first quarter of 2017 increased 60 basis points and 40 basis points, respectively, compared with the first quarter of 2016.

•	On January 1, 2017, the company launched its Nebraska Medicaid business, and as of March 31, 2017, serves approximately 77,000 Medicaid members in Nebraska.

•
As previously announced on April 28, 2017, WellCare completed its acquisition of Universal American Corp. (“Universal American”). Universal American has approximately 119,000 Medicare Advantage members in Texas, New York and Maine as of March 31, 2017.

•
On May 1, 2017, WellCare completed its previously announced acquisition of certain Arizona Medicaid assets of Phoenix Health Plan (“PHP”). The transaction included the transfer of approximately 44,000 Medicaid members to Care1st Arizona Health Plan, Inc. (“Care1st Arizona”), a wholly owned subsidiary of WellCare.

•
On May 1, 2017, the company began services under its successfully retained Missouri Medicaid contract. The new contract expands the MO HealthNet Managed Care (Medicaid) program statewide. As of March 31, 2017, the company served approximately 123,000 Medicaid members in Missouri.

•
On March 22, 2017, WellCare issued 5.25% senior notes due 2025 (the “2025 notes”) in the aggregate principal amount of $1.2 billion. The company used the net proceeds from the offering to repay in full $100 million outstanding under its senior unsecured revolving credit facility and to redeem in full the outstanding principal amount of $900 million of its 5.75% senior notes due 2020 (the “2020 notes”) on April 7, 2017. WellCare also increased the amount available under its senior unsecured revolving credit facility from $850 million to $1.0 billion.

2017 Financial Outlook
WellCare is increasing its full-year 2017 adjusted EPS guidance to a range of $6.55 to $6.80 from its previous guidance range of $6.00 to $6.25 per diluted share. This revised guidance includes the acquisitions of Universal American and certain assets of PHP.

Consolidated Operations Results
GAAP net income for the first quarter of 2017 was $67.3 million, or $1.50 per diluted share, compared with GAAP net income of $37.8 million, or $0.85 per diluted share, for the first quarter of 2016. Adjusted net income for the first quarter of 2017 was $72.0 million, or $1.61 per diluted share, compared with adjusted net income of $47.7 million, or $1.07 per diluted share, for the first quarter of 2016. The year-over-year increases in GAAP and adjusted net income are primarily the result of continued operational execution.

GAAP net income margin for the first quarter of 2017 was 1.7 percent compared with 1.1 percent for the first quarter of 2016. Adjusted net income margin for the first quarter of 2017 was 1.8 percent compared with 1.4 percent for the first quarter of 2016.

GAAP and adjusted total premium revenue of $3.9 billion for the first quarter of 2017 increased 11.6 percent and 13.5 percent, respectively, compared with the first quarter of 2016. The year-over-year increase in GAAP and adjusted total premium revenue were primarily the result of organic growth across all three lines of business and the company’s acquisition of Care1st Arizona.

GAAP SG&A expense was $302.4 million for the first quarter of 2017 compared with $268.9 million for the first quarter of 2016. Adjusted SG&A expense was $298.2 million for the first quarter of 2017 compared with $252.6 million for the first quarter of 2016. The year-over-year increase in GAAP and adjusted SG&A expense were primarily driven by investments in staffing and infrastructure to support the company’s growth, including Care1st Arizona and the company’s new Nebraska Medicaid market. The increases were in-line with the company’s expectations.

The GAAP SG&A expense ratio was 7.7 percent in the first quarter of 2017 compared with 7.6 percent in the first quarter of 2016. The adjusted SG&A expense ratio was 7.6 percent in the first quarter of 2017 compared with 7.3 percent in the first quarter of 2016.

Medicaid Health Plans Segment Results
Membership in the company’s Medicaid Health Plans segment increased by 244,000, or 10.3 percent, from March 31, 2016 to approximately 2.6 million members as of March 31, 2017. The membership increase was primarily the result of the company’s acquisition of Care1st Arizona on December 31, 2016 and the launch of the company’s Nebraska Medicaid business on January 1, 2017.

GAAP and adjusted Medicaid Health Plans premium revenue of $2.6 billion in the first quarter of 2017 increased 11.8 percent and 14.7 percent, respectively, compared with the first quarter of 2016. The year-over-year increases in GAAP and adjusted Medicaid premium revenue were primarily the result of the previously mentioned acquisition of Care1st Arizona and the company’s new Nebraska Medicaid business.

The GAAP Medicaid Health Plans MBR was 89.4 percent for the first quarter of 2017 compared with 86.6 percent for the first quarter of 2016. The year-over-year increase in the GAAP Medicaid Health Plans MBR was primarily due to the effect of the ACA industry fee moratorium and, as a result, the elimination of associated Medicaid reimbursement revenue.

The adjusted Medicaid Health Plans MBR was 90.5 percent for the first quarter of 2017 compared with 89.9 percent in the first quarter of 2016. The year-over-year increase in the adjusted Medicaid Health Plans MBR is primarily driven by the addition of the company’s new Medicaid businesses.

Medicare Health Plans Segment Results
Medicare Health Plans membership was 356,000 members at March 31, 2017, and increased by 30,000 members, or 9.2 percent, compared with March 31, 2016, primarily as a result of the company’s 2017 bid positioning and execution on sales and retention initiatives. The company noted that Medicare Health Plans membership increased sequentially by 11,000 members from December 31, 2016.

Medicare Health Plans premium revenue of $1.1 billion for the first quarter of 2017 increased 12.4 percent compared with the first quarter of 2016. The increase was primarily due to year-over-year membership growth.

The Medicare Health Plans MBR in the first quarter of 2017 was 83.0 percent compared with 84.6 percent in the first quarter of 2016. The 160 basis point decrease in the Medicare Health Plans MBR was primarily the result of continued operational execution and the company’s 2017 bid strategy.

Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was 1.1 million as of March 31, 2017, and increased by 74,000 members, or 7.2 percent, compared with March 31, 2016, primarily as a result of the company’s 2017 bid positioning. The company noted that Medicare PDP membership increased by 90,000 members sequentially from December 31, 2016.

Medicare PDP premium revenue of $268.1 million for the first quarter of 2017 increased 7.2 percent compared with the first quarter of 2016. The year-over-year increase was primarily the result of the previously mentioned membership growth.

The Medicare PDP segment MBR in the first quarter of 2017 was 96.9 percent compared with 94.3 percent in the first quarter of 2016. The year-over-year increase was primarily the result of the company’s 2017 bid strategy.

Operating Cash Flow and Financial Condition
Net cash provided by operating activities was $394.5 million for the three months ended March 31, 2017, compared with net cash used by operating activities of $111.4 million for the three months ended March 31, 2016. The increase was primarily driven by the timing of Medicare-related receipts in the first quarter of 2017.

As of March 31, 2017, unregulated cash and investments were approximately $1.9 billion compared with $915.3 million as of December 31, 2016, and $637.0 million as of March 31, 2016. The increase includes the net proceeds from the issuance of the 2025 notes on March 22, 2017. On April 7, 2017, the company paid $946.3 million to redeem in full the 2020 notes, including the early redemption premium and accrued and unpaid interest. After funding the previously announced acquisitions of Universal American and certain assets of PHP, the company expects to have approximately $230 million to $250 million of unregulated cash and investments.

Days in claims payable (DCP) was 46.2 days as of March 31, 2017 compared with 45.9 days as of March 31, 2016 and 50.7 days as of December 31, 2016. The sequential decrease in DCP was primarily due to pharmacy-related items.

Conference Call and Webcast
A discussion of WellCare’s first quarter 2017 results will be available via a conference call and live webcast today at 8:00 a.m. EDT.

The conference call will be webcast live from the company’s website and will be available at the following link: http://services.choruscall.com/links/wcg170503.html. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at http://ir.wellcare.com/Event/.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10103817. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:
Domestic participant dial in (toll free):    1-844-492-3724
International participant dial in:        1-412-542-4185

A telephonic replay will be available until midnight EDT on Wednesday, May 10, 2017. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10103817:
Domestic replay (toll free):         1-877-344-7529
International replay:            1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 4.1 million members nationwide as of March 31, 2017. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”); amortization expense associated with acquisitions (“acquisition-related amortization expenses”); certain one-time transaction costs related to the acquisition of Universal American (“Universal American-related transaction costs”); certain one-time costs associated with the integration of Universal American’s operations expected to be incurred through 2019 (“Universal American-related integration costs”); and the costs associated with the redemption of the company’s 2020 notes, including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes (“loss on extinguishment of debt”). In addition, in 2016, these financial measures have been adjusted for the effect of transitory costs related to the company’s decision to change its pharmacy benefit manager as of January 1, 2016 ("PBM transitory costs"); certain nonrecurring incurred Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare's Iowa operations and certain legal costs ("Iowa SG&A costs"); and costs related to the 2015 divestiture of Sterling Life Insurance Company ("Sterling divestiture costs"). Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident, which management does not expect to re-occur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The other costs mentioned above are related to specific 2016 and 2017 events, which do not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the ACA industry fee are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense, the company excludes these reimbursements from premium revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.

The company is not able to project at the time of this news release the amount of expenses associated with investigation costs, acquisition-related amortization expenses and Universal American-related integration costs to be to be incurred during the remainder of 2017, and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs, Universal American-related transaction and integration costs, PBM transitory costs, Sterling divestiture costs and Iowa SG&A costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, acquisition-related amortization expenses, Universal American-related transaction and integration costs, PBM transitory costs, Sterling divestiture costs, loss on extinguishment of debt and Iowa SG&A costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook and the start date of new Medicaid programs contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, the appropriation and payment by state governments of Medicaid premiums receivable, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission, included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

Investor:	Media:
Angie McCabe	Chris Curran
Tel: 813-206-6958	Tel: 813-206-5428
angie.mccabe@wellcare.com	chris.curran@wellcare.com

2017 Financial Outlook
WellCare is increasing its full-year 2017 adjusted EPS guidance to a range of $6.55 to $6.80 from its previous guidance range of $6.00 to $6.25. The company’s revised 2017 outlook includes the acquisitions of Universal American and certain assets of PHP.

Guidance Metric	2017 Guidance as of May 3, 2017	2017 Guidance as of February 7, 2017
Segment premium revenue:
GAAP Medicaid Health Plans	$10.5B to $10.7B	$10.3B to $10.7B
Adjusted Medicaid Health Plans(1)	$10.4B to $10.6B	$10.2B to $10.6B
Medicare Health Plans	$5.20B to $5.35B	$4.1B to $4.3B
Medicare PDP	$850M to $900M	$825M to $900M
Total GAAP premium revenue	$16.55B to $16.95B	$15.225B to $15.900B
Total adjusted premium revenue(1)	$16.45B to $16.85B	$15.125B to $15.800B

Investment & other income*	$40M to $45M	$18M to $21M

Segment MBR:
GAAP Medicaid Health Plans	88.6% to 89.6%	88.60% to 89.60%
Adjusted Medicaid Health Plans(1)	89.5% to 90.5%	89.50% to 90.50%
Medicare Health Plans	85.50% to 86.75%	85.50% to 86.75%
Medicare PDP	80.5% to 82.5%	80.50% to 82.50%

Adjusted SG&A ratio(2)(7)	7.95% to 8.20%	7.7% to 7.9%
GAAP depreciation & amortization(7)	---	$100M to $105M
Adjusted depreciation & amortization(3)	$87M to $91M	$87M to $91M
Interest expense	$68M to $70M	$58M to $60M
Adjusted effective income tax rate(4)(7)	37.5% to 38.5%	37.5% to 39.0%

Adjusted earnings per diluted share(5)(6)(7)	$6.55 to $6.80	$6.00 to $6.25

*Investment & other income primarily includes investment income, specialty pharmacy business sold to nonmembers and equity from earnings in unconsolidated subsidiaries. The company will present equity from earnings in unconsolidated subsidiaries as a separate line item in its statement of comprehensive income as required under GAAP.

(1) Excludes an estimated $115.0 million to $120.0 million in Medicaid premium taxes.
(2) Excludes estimated Medicaid premium taxes; investigation costs; Universal American-related integration costs and approximately $30 million of Universal American-related transaction costs.
(3) Excludes acquisition-related amortization expenses.

(4) Excludes the estimated income tax effect associated with the investigation costs, acquisition-related amortization expenses, Universal American-related transaction and integration costs, and loss on extinguishment of debt.

(5) Excludes a one-time loss on extinguishment of debt of approximately $25.9 million pre-tax, or $0.36 per diluted share, related to the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes to be recorded in the second quarter of 2017.

(6) The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net-of-tax effect of investigation costs, acquisition-related amortization expense, Universal American-related transaction and integration costs and loss on extinguishment of debt.

(7) WellCare is not able to estimate amounts associated with the investigation costs, acquisition-related amortization expenses associated with Universal American and Universal American-related integration costs expected to be incurred in 2017 and, therefore, cannot reconcile these metrics to total projected GAAP metrics. WellCare estimates that $25 million to $30 million of Universal American-related integration costs will be incurred through 2019.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				December 31, 2016		March 31, 2016
	March 31, 2017	December 31, 2016	March 31, 2016	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	776,000	780,000	772,000	(4,000)	(0.5)%	4,000	0.5%
Georgia	579,000	571,000	583,000	8,000	1.4%	(4,000)	(0.7)%
Kentucky	446,000	440,000	439,000	6,000	1.4%	7,000	1.6%
Illinois	156,000	166,000	164,000	(10,000)	(6.0)%	(8,000)	(4.9)%
New York	141,000	137,000	125,000	4,000	2.9%	16,000	12.8%
Other states	525,000	450,000	296,000	75,000	16.7%	229,000	77.4%
Total Medicaid Health Plans Membership (1)	2,623,000	2,544,000	2,379,000	79,000	3.1%	244,000	10.3%

Medicaid Health Plans Membership by Program:
TANF	2,176,000	2,119,000	1,983,000	57,000	2.7%	193,000	9.7%
SSI, ABD, Duals and LTC	297,000	290,000	271,000	7,000	2.4%	26,000	9.6%
CHIP and other	150,000	135,000	125,000	15,000	11.1%	25,000	20.0%
Total Medicaid Health Plans Membership (1)	2,623,000	2,544,000	2,379,000	79,000	3.1%	244,000	10.3%

Medicare Health Plans:
Medicare Advantage by State:
Florida	99,000	94,000	92,000	5,000	5.3%	7,000	7.6%
New York	44,000	43,000	41,000	1,000	2.3%	3,000	7.3%
Georgia	44,000	40,000	37,000	4,000	10.0%	7,000	18.9%
Texas	34,000	36,000	33,000	(2,000)	(5.6)%	1,000	3.0%
Other states	135,000	132,000	123,000	3,000	2.3%	12,000	9.8%
Total Medicare Health Plans (1)	356,000	345,000	326,000	11,000	3.2%	30,000	9.2%

Medicare Prescription Drug Plans	1,099,000	1,009,000	1,025,000	90,000	8.9%	74,000	7.2%

Total Membership	4,078,000	3,898,000	3,730,000	180,000	4.6%	348,000	9.3%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible for both Medicaid and Medicare. The dually-eligible membership was 47,000 at both March 31, 2017 and December 31, 2016, and 43,000 at March 31, 2016.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended March 31,
	2017	2016
Revenues:
Premium	$3,917.1	$3,450.7
Medicaid premium taxes	29.9	27.2
ACA industry fee reimbursement	—	58.1
Total premium	3,947.0	3,536.0
Investment and other income	7.2	4.5
Total revenues	3,954.2	3,540.5

Expenses:
Medical benefits	3,478.6	3,061.9
Selling, general and administrative	302.4	268.9
ACA industry fee	—	57.0
Medicaid premium taxes	29.9	27.2
Depreciation and amortization	23.9	20.8
Interest	16.2	15.8
Total expenses	3,851.0	3,451.6
Income before income taxes	103.2	88.9
Income tax expense	35.9	51.1
Net income	$67.3	$37.8

Earnings per common share:
Basic	$1.52	$0.86
Diluted	$1.50	$0.85

Weighted average common shares outstanding:
Basic	44,365,987	44,165,200
Diluted	44,826,663	44,493,755

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	March 31, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$5,610.4	$3,961.4
Short-term investments	394.8	124.2
Premiums receivable, net	627.8	498.6
Pharmacy rebates receivable, net	272.4	278.0
Receivables from government partners	73.7	—
Funds receivable for the benefit of members	24.7	32.6
Prepaid expenses and other current assets, net	264.7	224.8
Total current assets	7,268.5	5,119.6

Property, equipment and capitalized software, net	273.9	274.5
Goodwill	377.5	392.5
Other intangible assets, net	94.9	74.1
Long-term investments	135.3	57.3
Restricted investments	192.1	234.3
Other assets	0.4	0.5
Total Assets	$8,342.6	$6,152.8

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$1,787.6	$1,690.5
Unearned premiums	432.9	3.3
Accounts payable and accrued expenses	468.8	668.5
Funds payable for the benefit of members	1,058.8	390.3
Current portion of long-term debt	900.0	—
Other payables to government partners	364.9	303.2
Total current liabilities	5,013.0	3,055.8

Deferred income tax liability	47.2	63.4
Long-term debt	1,180.1	997.6
Other liabilities	38.6	35.9
Total liabilities	6,278.9	4,152.7

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,490,740 and 44,293,881 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively)	0.4	0.4
Paid-in capital	543.1	546.9
Retained earnings	1,521.1	1,453.8
Accumulated other comprehensive loss	(0.9)	(1.0)
Total Stockholders' Equity	2,063.7	2,000.1
Total Liabilities and Stockholders' Equity	$8,342.6	$6,152.8

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$67.3	$37.8
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	23.9	20.8
Stock-based compensation expense	9.6	6.5
Deferred taxes, net	(25.8)	15.4
Other, net	4.3	5.1
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(120.8)	(146.1)
Pharmacy rebates receivable, net	5.6	(144.4)
Medical benefits payable	97.7	9.7
Unearned premiums	431.8	(17.0)
Other payables to government partners	(12.0)	21.1
Accrued liabilities and other, net	(87.1)	79.7
Net cash provided by (used in) operating activities	394.5	(111.4)

Cash flow from investing activities:
Purchases of investments	(436.9)	(20.5)
Proceeds from sales and maturities of investments	97.2	45.7
Additions to property, equipment and capitalized software, net	(23.8)	(16.8)
Net cash (used in) provided by investing activities	(363.5)	8.4

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	1,182.2	196.9
Payments on debt	(100.0)	(300.0)
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(13.4)	(5.5)
Funds received for the benefit of members, net	567.4	196.1
Other, net	(18.2)	0.1
Net cash provided by financing activities	1,618.0	87.6

Increase (decrease) in cash and cash equivalents	1,649.0	(15.4)
Balance at beginning of period	3,961.4	2,407.0
Balance at end of period	$5,610.4	$2,391.6

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$63.9	$1.5
Cash paid for interest	$1.3	$1.6

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$3.3	$7.5

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended March 31,
	2017	2016
Medicaid Health Plans Segment:
Adjusted premium revenue (a)	$2,554.3	$2,226.4
Medicaid premium taxes	29.9	27.2
ACA industry fee reimbursement	—	58.1
Premium revenue (GAAP)	2,584.2	2,311.7

Medical benefits expense	2,310.6	2,001.9

Medical benefits ratio (GAAP)	89.4%	86.6%
Adjusted medical benefits ratio(a)	90.5%	89.9%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,094.7	$974.1
Medical benefits expense	908.2	824.2
Medical benefits ratio	83.0%	84.6%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$268.1	$250.2
Medical benefits expense	259.8	235.8
Medical benefits ratio	96.9%	94.3%

Total Company:
Adjusted premium revenue( a)	$3,917.1	$3,450.7
Medicaid premium taxes	29.9	27.2
ACA industry fee reimbursement	—	58.1
Premium revenue (GAAP)	3,947.0	3,536.0

Medical benefits expense	3,478.6	3,061.9

Medical benefits ratio (GAAP)	88.1%	86.6%
Adjusted medical benefits ratio(a)	88.8%	88.7%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation costs and Universal American-related transaction and integration costs for 2017, and investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs for 2016.

	For the Three Months Ended March 31,
	2017	2016
Company premium revenue:
As determined under GAAP	$3,947.0	$3,536.0
Medicaid premium taxes	(29.9)	(27.2)
ACA industry fee reimbursement	—	(58.1)
Adjusted premium revenue(a)	$3,917.1	$3,450.7

SG&A Expense:
As determined under GAAP	$302.4	$268.9
Adjustments:
Investigation costs	(3.1)	(6.5)
Transaction and integration costs	(1.1)	—
Sterling divestiture costs	—	0.3
PBM transitory costs	—	(4.9)
Iowa SG&A costs	—	(5.2)
Adjusted SG&A Expense(a)	$298.2	$252.6

SG&A expense ratio:
As determined under GAAP	7.7%	7.6%
Effect of Medicaid premium taxes	0.1%	0.1%
Effect of ACA industry fee reimbursement	—%	0.1%
Effect of SG&A expense adjustments above(a)	(0.2)%	(0.5)%
Adjusted SG&A expense ratio(a)	7.6%	7.3%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following tables present applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended March 31, 2017				For the Three Months Ended March 31, 2016
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$302.4	$(4.2)	(a)	$298.2	$268.9	$(16.3)	(a)	$252.6
Depreciation and amortization	$23.9	$(3.2)		$20.7	$20.8	$(2.5)		$18.3
Income tax expense	$35.9	$2.7	(b)	$38.6	$51.1	$8.9	(b)	$60.0
Effective tax rate	34.8%	0.1%	(b)	34.9%	57.5%	(1.8)%	(b)	55.7%
Net income	$67.3	$4.7		$72.0	$37.8	$9.9		$47.7
Net income margin	1.7%	0.1%		1.8%	1.1%	0.3%		1.4%

Earnings per share:
Basic	$1.52	$0.10		$1.62	$0.86	$0.22		$1.08
Diluted	$1.50	$0.11		$1.61	$0.85	$0.22		$1.07

(a) Comprised of investigation costs and Universal American-related transaction and integration costs for 2017, and investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs for 2016, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Refer to the basis of presentation for a discussion of non-GAAP financial measures.